Exhibit 10.1
JIANGBO PHARMACEUTICALS, INC.

August 10, 2009

Re:  Jiangbo Pharmaceuticals Inc.

Gentlemen:

Reference is made to (i) that Securities Purchase Agreement, dated as of November 6, 2007 (the “2007 Securities Purchase Agreement”) by and between Jiangbo Pharmaceuticals Inc. f/k/a/ Genesis Pharmaceuticals Enterprises, Inc. (the “Company”) and Pope Asset Management, LLC (“Pope”) (ii) that Securities Purchase Agreement dated May 30, 2008 (the “2008 Securities Purchase Agreement”), by and among the Company and the investors who are parties thereto (collectively, the “Investors”) (iii) those 6% Convertible Subordinated Debenture of the Company dated November 6, 2007 issued to Pope (the “2007 Notes”) and (iv) those 6% those Convertible Notes May 30, 2008 and issued to the Investors (collectively, the “2008 Notes”).  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the 2007 Securities Purchase Agreement, 2008 Securities Purchase Agreement, the 2007 Notes, or the 2008 Notes, in each case, as indicated below.

Section 10.4 of the 2007 Securities Purchase Agreement provides that at any time after the closing date, any waiver of any covenant or other provision of the 2007 Securities Purchase Agreement shall require the approval of the investors that purchased a majority of the principal amount of the 2007 Notes issued pursuant to the 2007 Securities Purchase Agreement and such waiver shall be deemed to be a waiver by the investors.  Article 2(ii) of the 2007 Notes provides that an Event of Default shall occur if failure shall be made in the payment of interest on the 2007 Notes when and as the same shall become due and such failure shall continue for a period of five (5) business days after such payment is due.  Article 2(a) of the 2007 Notes provides that the entire unpaid principal amount of the 2007 Notes together with interest thereon shall, on written notice to the Company given by investors holding a majority in principal amount of the outstanding 2007 Notes, forthwith become and be due and payable if an Event of Default shall have occurred.

Section 6.4 of the 2008 Securities Purchase Agreement provides that no provision of the Securities Purchase Agreement may be waived or amended except in a written instrument signed by the Company and Pope.  Article 2(a)(ii) of each of the 2008 Notes provides that it shall constitute an Event of Default under a 2008 Note if failure shall be made in the payment of interest on such 2008 Note, when and, as the same shall become due and such failure shall continue for a period of five (5) business days after such payment is due.  Article 2(b) of each of the 2008 Notes provides that upon the occurrence of an Event of Default, the entire unpaid principal amount of a 2008 Note, together with interest thereon, shall, on written notice to the Company given by the Holders of a majority of the 2008 Notes then outstanding become due and payable.

Pope is the holder of $5,000,000 principal amount of the 2007 Notes (the “2007 Pope Notes”) and the holder of $17,000,000 aggregate principal amount of 2008 Notes (the “2008 Pope Notes”, and collectively with the 2007 Pope Notes, the “Pope Notes”).

Pope hereby (i) waives until August 17, 2009 the Events of Default that have occurred as a result of the Company’s failure to timely make interest payments on the 2007 Notes and 2008 Notes that were due and payable on May 30, 2009, and agrees not to provide written notice to the Company with respect to the occurrence of either of such Events of Default provided that the Company has made such interest payment to the holders of the 2007 Notes and the holders of the 2008 Notes on or prior to August 17, 2009 (ii) agrees that in lieu of payment of the $660,000 in cash interest with respect to the Pope Notes that was due and payable to Pope on May 30, 2009, that the Company shall issue to Pope on or prior to August 17, 2009, 82,500 shares (the “Shares”) of its Common Stock (such payment shall be referred to herein as the “Special Interest Payment”), and (iii) waives each and every applicable provision of the 2007 Securities Purchase Agreement, the 2008 Securities Purchase Agreement (including, without limitation Section 4.17 (Right of First Refusal) and 4.21(c) (Additional Negative Covenants of the Company)), the 2007 Notes and the 2008 Notes, each to the extent necessary in order to permit the Company to make the Special Interest Payment.

In connection with the issuance by the Company of the Shares to Pope, Pope hereby represents and warrants to the Company as follows:

(i)           Pope is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(ii)           Pope is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof, without prejudice, however, to Pope’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws.  Pope is acquiring the Shares in the ordinary course of its business.  Pope does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares.

(iii)           Pope has independently evaluated the merits of its decision to acquire the Shares ..  Pope acknowledges that it has been afforded (x) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment and (y) the opportunity to ask such questions as it has deemed necessary of and to receive answers from, representatives of the Company concerning the merits and risks of investing in the Shares.

Except as expressly waived or otherwise specifically provided herein, all of the representations, warranties, terms, covenants and conditions of each of the Securities Purchase Agreement and the Notes shall remain unamended and unwaived and shall continue to be and shall remain in full force and effect in accordance with their respective terms

This letter is governed by the laws of the State of New York without giving effect to the conflict of laws rules of any jurisdiction. This letter may be signed in one or more counterparts, each of which shall be deemed and original and all of which, taken together, shall constitute one and the same agreement.

Kindly acknowledge receipt of this letter and agreement to the foregoing by executing  the enclosed copy of this letter where indicated and returning it to the Company , whereupon it shall become a binding agreement among us as of the date hereof.

Very truly yours, Jiangbo Pharmaceuticals, Inc. By: ______________________________ Name: Title:

AGREED AND ACKNOWLEDGED:

Pope Investments LLC

By:________________________________
Name:
Title: